Exhibit 99

[LOGO] OPTIMAL GROUP(TM)                                           PRESS RELEASE

FOR IMMEDIATE RELEASE

                   Optimal Group Increases Financial Guidance
                             for Second Half of 2004

Montreal, Quebec, September 27, 2004 - Optimal Group Inc. (NASDAQ: OPMR), a leading payments and services company with operations throughout North America and the United Kingdom, today announced that it is increasing its financial guidance for the second half of 2004. All references are to U.S. dollars.

Optimal now anticipates that its revenue for the second half of 2004 will be in the range of $62 to $64 million and operating earnings will be in the range of $7.5 to $8 million. Optimal's original guidance for this period was for revenue to be in excess of $52 million and for operating earnings to be in excess of $3 million.

For these purposes, "operating earnings" is defined as earnings before stock-based compensation, amortization, foreign exchange and income taxes.

The revised guidance provided today reflects, among other things, the following:

      >> Optimal's business strategy of combining its payments and services businesses; their accelerated integration has enabled the Company to generate increased financial performance and greater margins at a more rapid pace than initially anticipated.

      >> Greater transaction volume and price flexibility in our payments business. In particular, better than expected performance across all sectors of the payment business and increased demand for certain of our products, including our Firepay stored-value gaming product.

      >>    Cost savings and greater efficiencies in our services business.

Optimal will be reporting financial results for the third quarter and nine months ending September 30, 2004 on Thursday, November 4, 2004 after the market close and will provide conference call information in the coming weeks.

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About Optimal Group Inc.

Optimal Group Inc. is a leading payments and services company with operations throughout North America and the United Kingdom. Through Optimal Payments, we provide technology and services that businesses require to accept credit card, electronic check and direct debit payments. Optimal Payments processes credit card transactions for internet businesses, mail-order/telephone-order and retail point-of-sale merchants, as well as processing checks and direct debits online and by phone. Through Optimal Services Group, we provide depot and field services to retail, financial services and other third-party accounts. For more information about Optimal, please visit the company's website at www.optimalgrp.com.

Contact:

David Schwartz
Vice-President, Investor Relations
Optimal Group Inc.
514-733-5403 ext.1429
david@optimalgrp.com

Forward-Looking Statements:

Statements in this release that are "forward-looking statements" are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as the following: our ability to retain key personnel is important to our growth and prospects; we may be unable to find suitable acquisition candidates and may not be able to successfully integrate businesses that may be acquired into our operations; our contracts for hardware maintenance and repair outsourcing services may not be renewed or may be reduced; our hardware maintenance and repair outsourcing services business is affected by computer industry trends; our hardware maintenance and repair outsourcing services business operates in a market subject to rapid technological change; our per incident hardware maintenance and repair outsourcing services revenues are variable; we operate in a highly competitive market and there is no assurance that we will be able to compete successfully against current or future competitors; we rely on single suppliers for some of our inventory; we may not be able to accurately predict our inventory requirements; our hardware maintenance and repair outsourcing services business may be subject to unforeseen difficulties in managing customers' equipment; our hardware maintenance and repair outsourcing services business may fail to price fixed fee contracts accurately; our payments business is at risk of loss due to fraud and disputes; our payments business may not be able to safeguard against security and privacy breaches in our electronic transactions; our payment system might be used for illegal or improper purposes; we must comply with credit card and check clearing association rules and practices which could impose additional costs and burdens on our payments business; we may not be able to develop new products that are accepted by our customers; the failure of our systems, the systems of third parties or the internet could negatively impact our business systems or our reputation; the legal status of internet gaming is uncertain and future regulation may make it costly or impossible to continue processing for gaming merchants; we face uncertainties with regard to lawsuits, regulations and similar matters; increasing government regulation of internet commerce could make it more costly or difficult to continue our payments business; we rely on strategic relationships and suppliers; it may be costly and/or time-consuming to enforce our rights with respect to assets held in foreign jurisdictions; our ability to protect our intellectual property is key to the future growth of our payments business; we operate in a competitive market for our products and services; our business systems are based on sophisticated technology which may be negatively affected by technological defects and product development delays; our payments business relies upon encryption technology to conduct secure electronic commerce transactions; the ability of our payments business to process electronic transactions depends on bank processing and credit card systems; we are subject to exchange rate fluctuations between the U.S. and Canadian dollars; we may be subject to liability or business interruption as a result of unauthorized disclosure of merchant and cardholder data that we store; our business is subject to fluctuations in general business conditions; we may be subject to additional litigation stemming from our operation of the U-Scan self-checkout business.

For further information regarding risks and uncertainties associated with our business, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Legal Proceedings" and "Forward Looking Statements" sections of our annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the SEC. All information in this release is as of September 26, 2004. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations.